Exhibit 12.1

Christopher A. Wilson

Partner

CWilson@securitieslegal.com

Licensed in California

William L. Horn

Partner

William@securitieslegal.com

Licensed in California

Kacilyn Broker

associate

kbroker@securitieslegal.com

Licensed in California

www.securitieslegal.com

Gilbert J. Bradshaw

Partner

Gil@securitieslegal.com

Licensed in New York

Monique Saugstad

Of Counsel

monique@securitieslegal.com

Licensed in New Jersey

Javiera P. Salamanca

International Counsel

Javiera@securitieslegal.com

Licensed in Chile

December 8, 2022

Board of Directors

Planet Resource Recovery, Inc.

6321 Porter Road, Suite 7

Sarasota, FL 34240

Ladies and Gentlemen:

We have acted, at your request, as special counsel to Planet Resource Recovery, Inc., a Nevada corporation, (the Company”) for the purpose of rendering an opinion as to the legality of 1,000,000,000 shares of Company common stock, par value $0.0001 per share to be offered and distributed by the Company (the “Shares”), pursuant to an Offering Statement filed under Regulation A of the Securities Act of 1933, as amended, by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on Form 1-A, for the purpose of registering the offer and sale of the Shares (“Offering Statement”).

For the purpose of rendering my opinion herein, we have reviewed statutes of the State of Nevada, to the extent we deem relevant to the matter opined upon herein, certified or purported true copies of the Certificate of Incorporation of the Company and all amendments thereto, the Bylaws of the Company, selected proceedings of the board of directors of the Company authorizing the issuance of the Shares, certificates of officers of the Company, and of public officials, and such other documents of the Company as we have deemed necessary and relevant to the matter opined upon herein. We have assumed, with respect to persons other than directors and officers of the Company, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized and when, as and if issued and delivered by the Company against payment therefore, as described in the offering statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ Gilbert J. Bradshaw

Gilbert J. Bradshaw

Wilson Bradshaw, LLP

Partner

Main Office: 18818 Teller Avenue, Suite 115, Irvine, CA 92612

New York Office: 45 Rockefeller Plaza, Suite 200, New York, NY 10111

Tel: (917) 830-6517 / Fax: (917) 791-8877